UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 14, 2019

TENNECO INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12387	76-0515284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 NORTH FIELD DRIVE, LAKE FOREST, ILLINOIS	60045
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:    (847) 482-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On March 15, 2019, Tenneco Inc. (the “Company”) announced that Keith Cozza resigned from the Board of Directors (the “Board”) of the Company on March 14, 2019. His resignation will be effective April 1, 2019. Mr. Cozza is resigning to reduce the overall number of public company boards on which he serves. Mr. Cozza’s decision to resign did not involve a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On March 14, 2019, upon the nomination of the Nominating and Governance Committee, the Board of the Company appointed Mr. SungHwan Cho to serve as a member of the Board, effective April 1, 2019, for a term that will expire at the Company’s 2019 annual meeting of stockholders. The Board has determined, after considering all of the relevant facts and circumstances, that Mr. Cho is an “independent director” as defined in the New York Stock Exchange listing standards and applicable rules of the Securities and Exchange Commission. Upon his joining the Board, Mr. Cho will be appointed to a committee formed to facilitate approvals related to the Company’s pending spin-off.

Mr. Cho will be compensated for his service on the Board generally in accordance with the Company’s non-employee director compensation program.

Mr. Cho was elected to the Board pursuant to the terms of that certain Shareholders Agreement dated October 1, 2018 among the Company, American Entertainment Properties Corp., Icahn Enterprises L.P. (“IEP”) and Icahn Enterprises Holdings L.P. (“IEH”) and is the IEP Group Designee (as defined in the Shareholders Agreement). Further, Mr. Cho is the chief financial officer of IEP, which owns 9.9 percent of the Company’s Class A common stock and all of the Company’s Class B common stock. IEP owns The Pep Boys—Manny, Moe & Jack (“Pep Boys”) and IEH Auto Parts LLC (“Auto Plus”). Sales of products to Pep Boys and Auto Plus in 2018 were less than $75 million and less than $145 million, respectively. Such sales were made and are continuing to be made in the ordinary course of the Company’s business. The Company is party to certain other minor arrangements with IEP subsidiaries: (i) leases of office space and warehouse facilities (under $0.5 million in 2018); (ii) a distribution services agreement (under $1.5 million in 2018); (iii) sales in the ordinary course of business to PSC Metals, Inc. (under $2.5 million in 2018); and (iv) a supply chain management arrangement with Insight Portfolio Group (under $0.5 million in 2018).

Mr. Cho, age 44, has served as Chief Financial Officer of IEP, a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, food packaging, metals, mining, real estate and home fashion, since March 2012. Prior to that time, he was Senior Vice President and previously Portfolio Company Associate at IEP since October 2006. Mr. Cho has been a director of: Hertz Global Holdings, Inc., a company engaged in the car rental business, since May 2017; IEP, since September 2012; and CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, since May 2012 (and has been Chairman of the Board of CVR Energy since June 2018). In addition, Mr. Cho serves as a director of certain wholly-owned or majority-owned subsidiaries of IEP, including: Icahn Automotive Group LLC, an automotive parts installer, retailer and distributor; Ferrous Resources Limited, an iron ore mining company; PSC Metals, LLC, a metal recycling company; and WestPoint Home LLC, a home textiles manufacturer. Mr. Cho was previously: a director (from January 2013) and Chairman of the Board (from June 2018) of CVR Refining, LP, an independent downstream energy limited partnership, until January 2019; a member of the Executive Committee of American Railcar Leasing LLC, a lessor and seller of specialized railroad tank and covered hopper railcars, from September 2013 to June 2017; a director of CVR Partners LP, a nitrogen fertilizer company, from May 2012 to April 2017; a director of Viskase Companies, Inc., a meat casing company, from November 2006 to April 2017; a director of Take-Two Interactive Software Inc., a publisher of interactive entertainment products, from April 2010 to November 2013; a director (from June 2011) and Chairman of the Board (from July 2014) of American Railcar Industries, Inc., a railcar manufacturing company, until December 2018, and a director of Federal-Mogul Holdings LLC until October 2018. Mr. Cho received a B.S. in Computer Science from Stanford University and an MBA from New York University, Stern School of Business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENNECO INC.

Date: March 15, 2019	By:	/s/ Brandon B. Smith
Brandon B. Smith
Senior Vice President, General Counsel
and Corporate Secretary